EXHIBIT 99.1
                                  PRESS RELEASE
                               UNIONBANCORP, INC.
                                OTTAWA, ILLINOIS

FOR IMMEDIATE RELEASE

          UNIONBANCORP, INC. ANNOUNCES ADDITION TO LOAN LOSS ALLOWANCE

OTTAWA, IL, December 26, 2000 - Charles J. Grako, President and Chief Executive Officer of UnionBancorp, Inc. (Nasdaq: UBCD), announced today that it will add $2.9 million to its allowance for loan losses during the fourth quarter of 2000. The measure was influenced by a single non-performing commercial credit. Throughout the first three quarters of 2000, the Company had been extending additional funds on this commercial credit, but during the third quarter the loan began to deteriorate and was appropriately recognized as a troubled credit. In late November and early December, the Company continued to review this credit and determined that an addition to the allowance was required. In addition to this credit, there were a number of other loans identified in the fourth quarter that had deteriorating conditions. In reaching the decision to provide $2.9 million to the allowance, management also considered several other factors, including an increase in non-performing loans, general concerns over asset quality and an increase in charge-offs during the first three quarters of 2000.

This provision will result in an allowance for loan losses of approximately $6.4 million, which will increase the Company's allowance-to-loan ratio to approximately 1.28%. Management expects this decision will result in an approximate after tax charge of $0.44 per fully diluted share for the fourth quarter.

With respect to earnings, Grako remarked, "While the year 2000 has been a trying one in the financial services arena, UnionBancorp maintains our historically sound and diversified earnings base. Although this provision has a material impact on earnings for the fourth quarter, we are taking a pro-active approach in order to more fully realize our ultimate long-term objectives. Going forward, we will continue to monitor and respond to risk in a manner that is in the best interest of our shareholders and the communities we serve."

UnionBancorp, Inc. is a regional financial services company based in Ottawa, Illinois, and devotes special attention to personal service and offers Bank, Trust, Insurance, Investment and Electronic Data Processing services at each of its twenty-eight locations. The company's market area extends from the far Western suburbs of the Chicago metropolitan area across Central and Northern Illinois to the Mississippi River in Western Illinois.

This release may contain "forward-looking" statements. Forward looking statements are identifiable by the inclusion of such qualifications as "expects", "intends", "believes", "may", "likely" or other indications that the particular statements are not based upon fact but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

CONTACT:    Charles J. Grako                    Kurt R. Stevenson
            President and                       Vice President and
            Chief Executive Officer             Chief Financial Officer
            UnionBancorp, Inc.                  UnionBancorp, Inc.
            (800) 352-8223                      (800) 352-8223
            cgrako@udnet.net                    ksteven@udnet.net


                                        5